Exhibit 10.4
AMENDMENT TO AMENDED & RESTATED
EMPLOYMENT AGREEMENT
THIS AMENDMENT TO AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), effective as of April 28, 2025 (the “Effective Date”), by and between Alignment Healthcare USA, LLC, a California corporation (the “Employer”), and Dawn Maroney (the “Employee”).
RECITALS
WHEREAS, Company and Employee are parties to that certain Amended & Restated Employment Agreement, effective March 26, 2021 (the “Agreement”); and
WHEREAS, pursuant to and in accordance with Section 19 of the Agreement, Employer and Employee now desire to amend the Agreement in order to effect certain changes to the terms and conditions of Employee’s employment in connection with his new role, as set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.1Defined Terms. Any capitalized term used herein but not otherwise defined shall have the meaning ascribed to such term in the Agreement. All section references in this Amendment are to sections of the Agreement, unless otherwise stated herein.

1.2Amendments to Agreement. As of the Effective Date, the following amendments are hereby made to the Agreement:
(a)Section 3 of the Agreement is hereby amended and restated in its entirety as follows:
“3. Position and Duties. During the Employment Period, the Employee shall serve as President of Alignment Healthcare, Inc. and CEO of Alignment Health Plan (CA), reporting to the Board and the Chief Executive Officer of Employer, and shall have the usual and customary duties, responsibilities and authority of such position, and, if elected or appointed thereto, shall serve as an officer and/or member of the board or any Subsidiary or Affiliate of the Employer as reasonably requested by the Employer and its Affiliates, in each case, without additional compensation hereunder. The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote her full and exclusive business time, attention, and best efforts in discharging and fulfilling her duties and responsibilities hereunder. The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.”
(b)Sections 6(c)(i) and (iii) of the Agreement are hereby amended and restated in their entirety to read as follows:
“(i) severance pay in an aggregate amount equal to one (1.0) times the sum of (1) Base Salary plus (2) the Target Bonus Percentage, paid in substantially equal installments over the 12-month period following the Termination Date in accordance with the Employer’s normal payroll practices; provided, however, that if such termination without Cause or resignation with Good Reason is effective within 12 months of a Change in Control (as defined in Employer’s 2021 Equity Incentive Plan (the “Plan”)), the foregoing payment shall be one and one half (1.5) times the foregoing sum paid in substantially equal installments over the 18-month period following the Termination Date;
…….
(iii) if the Employee elects COBRA benefits, the Employer shall pay or reimburse the Employee’s share of the premium for such COBRA benefits until the earlier of (A) the date that is twelve (12) months after the Termination Date; or (B) the date that the Employee is eligible to receive health benefits through new employment; it being understood that (x) the Employee is required to notify the Employer immediately if she begins new employment during such period and to repay promptly any excess benefits contributions made by the Employer; and (y) after the Employer’s payment or reimbursement obligation ends, the Employee may continue benefits coverage for the remainder of the COBRA period, if any, by paying the full premium cost of such benefits; provided, however, that if such termination without Cause or resignation with Good Reason is effective within 12 months of a Change in Control (as defined in the Plan), then the date set forth in clause (A) above shall be the date that is eighteen (18) months after the Termination Date.”

1.3Remainder of Agreement Terms. All remaining provisions of the Agreement shall remain unchanged. In the event of any inconsistency or conflict between any term or condition of the Agreement and this Amendment, the terms of this Amendment shall govern and prevail.
1.4Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.
1.5Choice of Law. This Amendment shall be construed and enforced under and be governed as to its validity and effect by the laws of the State of California without regard to the conflict of laws principles thereof.

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1.6Entire Agreement. This Amendment, together with the Agreement, constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, representations, and understandings, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.
ALIGNMENT HEALTHCARE USA, LLC

By: /s/ John Kao
Name: John Kao
Title:    Chief Executive Officer

By: /s/ Dawn Maroney
 Name: Dawn Maroney, individually

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